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                                                                    Exhibit 99.1


                         UNITED STATES BANKRUPTCY COURT
                          NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION


In re:                                   )        Chapter 11
                                         )
VENTURE LIGHTING                         )        Case No. 03 B 05255
INTERNATIONAL, INC., et al.,(1)          )        (Jointly Administered)
                                         )
                             Debtors.    )        Honorable A. Benjamin Goldgar

            SUPPLEMENT TO DISCLOSURE STATEMENT WITH RESPECT TO THIRD AMENDED CHAPTER 11 PLAN OF REORGANIZATION DATED OCTOBER 3, 2003
         ---------------------------------------------------------------

         On October 3, 2003, the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the "Bankruptcy Court") entered an order approving the Disclosure Statement with Respect to the Third Amended Chapter 11 Plan of Reorganization dated October 3, 2003 (the "Disclosure Statement") filed by the above-captioned debtors and debtors in possession (collectively, the "Debtors"). Attached as Annex A to the Disclosure Statement is the Debtors' Third Amended Chapter 11 Plan of Reorganization dated October 3, 2003 (as modified pursuant to the terms of the Agreement (as defined below), the "Plan").(2) The Disclosure Statement also attached (as Annex D-3 thereto) a letter from the Official Committee of Unsecured Creditors (the "Creditors Committee") announcing that it intended to oppose confirmation of the Plan and recommending that holders of Unsecured Claims (Classes 3-5), including holders of Old Note Claims (Class 3), vote to reject the Plan. Thereafter, provided that you hold an impaired claim against or impaired interest in the Debtors and, therefore, are entitled to vote on the Plan, you were mailed a copy of the Disclosure Statement (and Plan), a ballot and other authorized solicitation materials.

         Following approval of the Disclosure Statement, the Debtors, Saratoga Lighting Holdings LLC ("Saratoga"), a co-proponent of the Plan, the Creditors Committee and the individual bondholder members of the Committee (the "Bondholders" and, together with the Debtors, Saratoga and the Creditors Committee, the "Parties") agreed to resolve their disputes regarding, among other things, the treatment of Old Note Claims (Class 3) under section 3.08 of the Plan. In particular, the Parties entered into a Reorganization Plan, Lock-Up and Voting Agreement (the "Agreement"), a copy of which is available upon written request to the Debtors' counsel below.

         The Agreement provides, among other things, that:

         (a) the New Indenture shall be amended in the form attached to the Agreement as Exhibit 1, the only changes from the form thereof presently on file with the Bankruptcy Court being:

                  (i) the maturity of the New Notes shall be March 31, 2009, and the New Notes shall be redeemable at any time at the option of the issuer, without premium, at a redemption price equal to their principal amount plus accrued but unpaid interest;

----------

(1) The Debtors are Venture Lighting International, Inc., Case No. 03-05255; Advanced Lighting Technologies, Inc., Case No. 03-05256; APL Engineered Materials, Inc., Case No. 03-05261; Ballastronix (Delaware), Inc., Case No. 03-05259; Microsun Technologies, Inc., Case No. 03-05259; Lighting Resources International, Inc., Case No. 03-05260; and ADLT Services, Inc., Case No. 03-05257.

(2) Capitalized terms not otherwise defined herein have the meanings attributed to such terms in the Plan.



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                  (ii) the interest rate on the New Notes shall be 11% per
annum, and the principal amount of the New Notes shall be, in the aggregate, $114.4 million plus $22,222 for each day, if any, after January 1, 2004, until the Effective Date, and the New Notes shall be issuable in denominations of $1,000 and any integral multiple of $1,000;

                  (iii) in the definition of "Change of Control" in the New Indenture, the proviso excluding the "Executive Managers" from the test to determine whether a "Change of Control" has occurred shall be deleted;

                  (iv) in the covenant restricting asset sales (Section 4.11 of the New Indenture), the period for application or investment of excess "Net Cash Proceeds" shall be reduced to 180 days from twelve months;

                  (v) from and after the occurrence of an Event of Default (which has not been cured or waived) no payments to Saratoga (including any affiliate of Saratoga) shall be made under the Saratoga Management Services Agreement, or any other agreement for services of the nature contemplated by the Saratoga Management Services Agreement, and Saratoga will add to the Saratoga Management Services Agreement commercially reasonable, standard subordination provisions as provided in Section 3(b) of the Agreement; and

                  (vi) the following covenant shall be added to Article IV of the New Indenture: "SECTION 4.20. Limitation on Transactions with Hellman Persons. In addition to the restrictions set forth in Section 4.08, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, employ any Hellman Person or enter into, renew, extend or suffer to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with or by any Hellman Person. The foregoing limitation does not limit and shall not apply to (i) the employment and the payment to Hellman of salary, bonuses and other benefits in accordance with an employment agreement between the Company and Hellman that has been unanimously approved by members of the Board of Directors who are not Executive Managers, (ii) the employment of any Hellman Person currently employed by the Company or any Restricted Subsidiary, (iii) transactions with Aldrich-APL LLC, (iv) transactions to acquire any interest in Aldrich-APL LLC which have been unanimously approved by members of the Board of Directors who are not Executive Managers, or (v) any transaction involving a Hellman Person which has been unanimously approved by members of the Board of Directors who are not Executive Managers. "Hellman Persons" shall mean (i) Wayne
R. Hellman, his Affiliates, his spouse and any former spouses, his parents, his siblings, his children and in-laws, (ii) any trust established for the benefit of any of the foregoing, (iii) any Person in which, to the knowledge of the Company or any of its Restricted Subsidiaries, any of the foregoing beneficially owns more than a 1% equity interest, and (iv) any individual whom is known by the Company or any of its Restricted Subsidiaries to have a personal relationship with Wayne R. Hellman and all Affiliates of such an individual that are known by the Company and its Restricted Subsidiaries.

         (b) The Saratoga Management Services Agreement shall be amended to contain commercially reasonable, standard subordination provisions which shall provide, among other things, that Saratoga shall not be entitled to receive any payments under the Saratoga Management Services Agreement from and during the continuance of any Event of Default under the New Indenture and that the New Notes shall be designated as the only "Senior Debt" under such subordination provisions.

         (c) Section 9.02(b) of the Plan shall be amended to provide that all of the Plan Documents (including, without limitation, the Confirmation Order) required to be executed or delivered under the Plan on or prior to the Effective Date shall be in a form that is reasonably acceptable to the Debtors, Saratoga and the Creditors Committee. Based upon its review to date but subject to its final approval

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(which approval shall not be unreasonably withheld), the Creditors Committee agrees that (i) an exit financing facility consistent with (x) the DIP Facility; or (y) existing drafts of term sheets from other potential providers of the New Credit Facility (which term sheets have been provided to counsel to the Creditors Committee); (ii) the New Indenture; (iii) the Senior Management Contracts; (iv) the Management Incentive Plan; and (v) the Saratoga Management Services Agreement, are acceptable.

         (d) Section 6(a) of the Hellman Senior Management Contract will be amended to include the following: "(vii) ADLT shall enter into a transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Hellman Person (as defined the Indenture relating to ADLT's 11% Senior Notes due 2009) if such transaction is proposed by Employee [Hellman], unless such transaction has been unanimously approved by members of the Board of Directors who are not Executive Managers (as defined in the Indenture)."

         The Agreement also includes the following provisions:

         Saratoga. Saratoga agrees to (a) honor the Non-Solicitation Provision (attached to the Agreement as Exhibit 2); (b) immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with the Parties) relating to the Plan; (c) vote irrevocably to "Accept" the Plan and "Consent" to the third party releases set forth in Section 11.04(b) of the Plan in accordance with the voting procedures set forth in the Disclosure Statement and the Order, dated October 2, 2003, approving, among other things, the voting procedures for the Plan (the "Voting Procedures Order"), as expeditiously as possible within the voting deadline set forth in the Disclosure Statement and the Voting Procedures Order following the Court's approval of the Agreement, to accept the treatment for Classes 6 and 7 under the Plan (which votes cannot be changed or withdrawn); (d) in good faith take all necessary steps to support the confirmation, consummation and effectiveness of the Plan; (e) not object to the Plan; and (f) not make any material amendments to the Plan or the Plan Documents (including, without limitation, amending Section 7.16 of the Plan or the Plan Documents to make the repayment of the Hellman Loan more favorable to Hellman than the terms currently provided for in Section 7.16 of the Plan), without the consent of the Creditors Committee (which consent shall not be unreasonably withheld).

         Debtors. Each of the Debtors agrees to (a) honor the Non-Solicitation Provision; (b) seek from the Court on or before October 30, 2003, approval of the Agreement and the Disclosure Statement Supplement, attaching the letter to be issued by the Creditors Committee set forth in Section 7 of the Agreement, and addressing procedural and related matters in connection with the Plan, which will be sent to all parties in interest; (c) modify the Plan in accordance with the terms herein; (d) adjourn and suspend all Discovery (as defined in the Agreement); (e) not file or propose a different plan or reorganization or liquidation other than the Plan, subject to Non-Solicitation Provision; (f) in good faith take all necessary steps to support the confirmation, consummation and effectiveness of the Plan; and (g) not make any material amendments to the Plan or the Plan Documents (including, without limitation, amending Section 7.16 of the Plan or the Plan Documents to make the repayment of the Hellman Loan more favorable to Hellman than the terms currently provided for in Section 7.16 of the Plan), without the consent of the Creditors Committee (which consent shall not be unreasonably withheld).

         Bondholders. Each of the Bondholders agrees to (a) accept the treatment for its respective Class 3 Old Note Claims contained in Section 3.08 of the Plan (and no other or competing plan), as modified pursuant to the terms of the Agreement, and irrevocably vote to "Accept" the Plan and "Consent" to the third party releases set forth in Section 11.04(b) of the Plan in accordance with the voting procedures set forth in the Disclosure Statement and the Voting Procedures Order as expeditiously as possible within the voting deadline set forth in the Disclosure Statement and the Voting Procedures Order following the Court's approval of the Agreement, to accept the treatment for Class 3 under the Plan (which vote shall not be changed or withdrawn); (b) in good faith take all necessary steps to support the confirmation, consummation and effectiveness of the Plan; (c) not object to the Plan; (d) adjourn and

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suspend all Discovery; (e) not object to the terms of any agreement between
Saratoga and Wayne Hellman with respect to the Hellman Loan, as more fully discussed in Section 7.16 of the Plan; (f) honor the Non-Solicitation Provision; and (g) notwithstanding anything to the contrary in the Agreement or in the Non-Solicitation Provision to the contrary, not, directly or indirectly, sell, transfer, assign or otherwise dispose of any Old Notes beneficially owned by it or as to which it has investment authority until the earlier of (i) the Effective Date or (ii) December 31, 2003 unless the transferee thereof agrees in writing to be bound by all the terms of the Agreement by executing a counterpart signature page of the Agreement.

                  Creditors Committee. The Creditors Committee agrees to (a) withdraw its letter objecting to the Plan (attached as Annex D-3 to the Disclosure Statement) and to issue a new letter attached to the Agreement as
Exhibit 3 recommending that all holders of Unsecured Claims (Classes 3-5), including Old Note Claims (Class 3) vote to "Accept" the Plan and "Consent" to the third party releases set forth in Section 11.04(b) of the Plan; (b) in good faith take all necessary steps to support the confirmation, consummation and effectiveness of the Plan; (c) not object to the Plan; (d) adjourn and suspend all Discovery; (e) not object to the terms of any agreement between Saratoga and Wayne Hellman with respect to the Hellman Loan, as more fully discussed in
Section 7.16 of the Plan; (f) honor the Non-Solicitation Provision; (g) withdraw the Trustee Motion (as defined in the Agreement); and (h) not file any Motions seeking to modify or terminate the Debtors' exclusive right to file a Plan or seek acceptances thereto, in accordance with section 1121 of the Bankruptcy Code.

                  On October 30, 2003, the Bankruptcy Court entered an order authorizing the Debtors to enter into the Agreement and approving this supplement (this "Supplement") to the Disclosure Statement advising you of the terms of the Agreement as set forth herein, and authorizing dissemination of this Supplement to you. As a result of the Agreement, the Creditors Committee has withdrawn its earlier letter recommending that holders of Unsecured Claims vote to reject the Plan, and has issued the letter attached hereto as Exhibit 1 recommending that holders of Unsecured Claims vote to accept the Plan and consent to the third party releases set forth in section 11.04(b) of the Plan. Accordingly, the Debtors, Saratoga, the Creditors Committee, the Bondholders and the Official Equity Committee all recommend that you vote to accept the Plan.

                  If you have already cast your ballot either accepting or rejecting the Plan and you wish to change your vote based on the Agreement and/or the other information contained in this Supplement, you may request a replacement ballot from the Court-approved voting agent, Bankruptcy Management Corporation, Attn: VLI Voting Agent, 1330 East Franklin Avenue, P.O. Box 937, El Segundo, CA 90245-0937, (888) 909-0100.

                  The hearing to consider confirmation of the Plan will commence as previously scheduled on MONDAY, DECEMBER 8, 2003, AT 10:30 A.M. (PREVAILING CENTRAL TIME) before the Honorable A. Benjamin Goldgar, at the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, Room 613, 219 South Dearborn Street, Chicago, IL 60604. The deadline of MONDAY, NOVEMBER 24, 2003 remains in effect for (i) receipt of ballots accepting or rejecting the Plan and (ii) filing and serving any written objections to or comments regarding confirmation of the Plan.

Jeff J. Marwil
Jerry L. Switzer, Jr.
Peter J. Young
JENNER & BLOCK, LLC
One IBM Plaza
Chicago, Illinois 60611

Counsel for Debtors and Debtors in Possession

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